Skullcandy Reports 18% First Quarter 2015 Net Sales Growth and Trims Operating Loss
PARK CITY, UTAH – May 5, 2015 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the first quarter ended March 31, 2015.
First quarter 2015 results versus same quarter in prior year

•	Net sales: $46.2 million vs. $39.1 million (+18%, or +21% currency neutral basis*)

•	Gross margin: 40.5% vs. 46.5% (-600 basis points)

•	Selling, general and administrative expense (SG&A): $22.4 million vs. $22.1 million (+1%)

•	SG&A expense as a percent of net revenue: 48.4% vs. 56.5%

•	Operating loss: $3.6 million vs. $3.9 million, (7% improvement)

•	Net loss per share: $(0.13) vs. $(0.12)

“Our first quarter revenue demonstrates the increasing global strength of the Skullcandy and Astro brands and our long-term growth potential.” said Hoby Darling, President and Chief Executive Officer. “Our sales are in the right channels to drive long-term brand and the consumer response to our new product introductions are driving strong full price selling at retail. The underlying trends in our business are even stronger than our GAAP results indicate as we are only reporting the significant foreign currency change effects in our revenue line, yet the changes had significant impacts to gross margin and operational bottom line growth. Despite these headwinds, I feel even more confidence about our prospects for the year and our longer term success. The team is on full attack. We are confident that our actions aimed at improving both our top and bottom line, while investing in innovation and demand creation, have us on track to achieve our full year guidance, and more importantly deliver sustained growth and increased earnings over the long-term.”
Net sales in the first quarter of 2015 increased 18% to $46.2 million from $39.1 million in the same quarter of the prior year, or growth of 21% on a currency neutral basis*. Domestic (U.S.) net sales increased 19% to $31.1 million from $26.1 million in the same quarter of the prior year. International (Non U.S.) net sales increased 17% to $15.1 million from $13.0 million in the same quarter of the prior year, or growth of 26% on a currency neutral basis*. Total net sales increased across both segments, primarily due to increased gaming sales in the U.S., and increased sales in China, India, and Latin America.
Gross profit in the first quarter of 2015 increased 3% to $18.7 million from $18.2 million in the same quarter of the prior year. Gross margin decreased to 40.5% in the first quarter of 2015 from 46.5% in the same quarter in 2014 primarily due to foreign currency depreciation, increased air-freight and warehousing expense to overcome west-coast port slowdowns, and product mix shift to gaming products.
Selling, general and administrative (SG&A) expenses in the first quarter of 2015 increased 1% to $22.4 million from $22.1 million in the same quarter of the prior year. The modest increase in SG&A expenses is primarily due to increases in demand creation and research and innovation expenses, partially offset by decreases in bad debt and professional fees. As a percentage of net sales, SG&A expenses were 48.4% compared to 56.5% in the same quarter of the prior year.
Operating loss in the first quarter of 2015 improved by 7% to $(3.6) million from $(3.9) million in the same quarter of the prior year. The improvement in operating loss is due to increased sales and gross profits, partially offset by increased SG&A expenses.
Net loss in the first quarter of 2015 was $(3.7) million, or $(0.13) per share, based on 28.3 million weighted average common shares outstanding. Net loss in the same quarter of the prior year was $(3.5) million, or $(0.12) per share, based on 27.8 million weighted average common shares outstanding.
*Management estimated impacts to net sales driven by currency and hedging instrument changes.
Balance Sheet Highlights
As of March 31, 2015, cash, cash equivalents, and short-term investments totaled $34.4 million compared to $36.6 million as of December 31, 2014. The Company continued to have no outstanding debt. Accounts receivable, net decreased 39% to $45.4 million as of March 31, 2015 from $74.4 million as of December 31, 2014. Inventories, net increased 16% to $63.9 million as of March 31, 2015 from $55.0 million as of December 31, 2014.
2015 Second Quarter and Full Year Financial Outlook
For the second quarter of 2015, the Company currently forecasts net sales to increase at a growth rate of 7-9% over 2014 levels and net income on a U.S. GAAP fully-diluted per share basis of a range of $0.01 to $0.03.

For the full year 2015, the Company forecasts net sales to increase 13-15% over 2014 levels. The Company reiterated guidance for net income on a U.S. GAAP fully-diluted per share basis of a range of $0.36 to $0.40 per share.

Call Information
A conference call to discuss the first quarter of 2015 results is scheduled for today, May 5, 2015, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through May 12, 2015. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 13608068.
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL brands. Skullcandy was launched in 2003 and quickly became one of the world's most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company's products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide, including the company's websites at www.skullcandy.com and www.astrogaming.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2014 10-K filed with the Securities and Exchange Commission ("SEC") on March 13, 2015. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three months ended March 31,
	2015	2014
Net sales	$46,197	$39,080
Cost of goods sold	27,479	20,917
Gross profit	18,718	18,163
Selling, general and administrative expenses	22,366	22,080
Loss from operations	(3,648)	(3,917)
Other expense	995	170
Interest (income) expense	(16)	11
Loss before income taxes and noncontrolling interests	(4,627)	(4,098)
Provision (benefit) for income taxes	(793)	(706)
Net loss	(3,834)	(3,392)
Net income (loss) attributable to noncontrolling interests	(103)	71
Net loss attributable to Skullcandy, Inc.	$(3,731)	$(3,463)
Net loss per common share attributable to Skullcandy, Inc.
Basic	$(0.13)	$(0.12)
Weighted average common shares outstanding
Basic	28,266,536	27,835,483

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$19,367	$21,623
Short-term investments	15,021	15,010
Total cash, cash equivalents, and short-term investments	34,388	36,633
Accounts receivable, net	45,369	74,358
Inventories, net	63,894	54,981
Prepaid expenses and other current assets	8,598	4,050
Current deferred tax assets	2,577	3,052
Total current assets	154,826	173,074
Property and equipment, net	14,773	12,911
Intangibles	8,469	8,814
Goodwill	13,867	13,867
Deferred financing fees	38	41
Non-current deferred tax assets	997	3,459
Total assets	$192,970	$212,166
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,787	$27,309
Accrued liabilities	11,924	29,161
Current deferred tax liabilities	712	184
Total current liabilities	41,423	56,654
Non-current deferred tax liabilities	1,342	1,418
Other non-current liabilities	922	557
Total liabilities	43,687	58,629
Stockholders’ equity:
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	135,571	136,132
Accumulated other comprehensive loss	(485)	(625)
Retained earnings	57,051	60,781
Total stockholders’ equity	148,846	152,997
Noncontrolling interests	437	540
Total Skullcandy stockholders’ equity	149,283	153,537
Total liabilities and Skullcandy stockholders’ equity	$192,970	$212,166

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(3,834)	$(3,392)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,593	2,260
Loss on disposal of property and equipment and intangible assets	64	689
Provision for doubtful accounts, net	(258)	175
Deferred income taxes	1,604	1,003
Non-cash interest expense	2	12
Amortization of stock-based compensation expense	1,075	668
Changes in operating assets and liabilities:
Accounts receivable	28,885	20,821
Inventories	(9,261)	(2,518)
Prepaid expenses and other current assets	(298)	(2,141)
Accounts payable	(5,018)	(1,690)
Accrued liabilities	(16,516)	(6,300)
Net cash provided by operating activities	(962)	9,587
Cash flows from investing activities:
Purchase of property and equipment	(1,265)	(1,608)
Purchases of short-term investments	(11)	—
Net cash used in investing activities	(1,276)	(1,608)
Cash flows from financing activities:
Proceeds from exercise of stock options	292	1,728
Taxes paid related net share settlement of equity awards	(272)	—
Income tax benefit (detriment) from stock option exercises	54	(274)
Net cash provided by (used in) financing activities	74	1,454
Effect of exchange rate changes on cash and cash equivalents	(92)	(103)
Net (decrease) increase in cash and cash equivalents	(2,256)	9,330
Cash and cash equivalents, beginning of period	21,623	38,835
Cash and cash equivalents, end of period	$19,367	$48,165
Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income tax	$3,450	$1,294
Supplemental non-cash activities:
Purchases of property and equipment financed through accounts payable	$2,942	$—

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico (through the Company’s joint venture), and all other geographic areas outside the United States that are served by the Company’s International operations.

	Three months ended March 31,
	2015	2014	$ Change	% Change
Net sales
Domestic	$31,062	$26,122	$4,940	19%
International	15,135	12,958	2,177	17%
Total net sales	$46,197	$39,080	$7,117	18%

	Three months ended March 31,
	2015	2014	$ Change	% Change
Gross profit
Domestic	$12,266	$12,416	$(150)	(1)%
International	6,452	5,747	705	12%
Total gross profit	$18,718	$18,163	$555	3%

	Three months ended March 31,
	2015	2014	Basis Point Change
Gross margin %
Domestic %	39.5%	47.5%	(800)
International %	42.6%	44.4%	(180)
Total gross margin %	40.5%	46.5%	(600)